Exhibit 99.1

For Immediate Release:

Contact:	Stephen Kuchen, CFO 732-739-2900, x603 skuchen@pacifichealthlabs.com

PACIFICHEALTH LABORATORIES ANNOUNCES 3RD QUARTER RESULTS;
REMAINS PROFITABLE YEAR TO DATE

MATAWAN, NJ, November 2, 2011 – PacificHealth Laboratories, Inc. (OTCQB: PHLI), a leading sports nutrition company, today reported its financial results for the quarter and nine months ended September 30, 2011.

Third Quarter & Nine Months 2011 vs. 2010 Financial Results
Revenues were $1,971,624 for the third quarter and $5,948,461 for the nine months ended September 30, 2011 compared to $1,999,489 and $6,204,060, respectively, for the same periods in 2010. Net loss for the third quarter was ($116,675), or ($0.01) per share, and net income was $2,324, or $0.00 per diluted share, for the nine months ended September 30, 2011 compared to net losses of ($87,371), or ($0.01) per share, and ($219,876), or ($0.01) per share, for the same periods in 2010. Sales and marketing expenses increased $90,397 to $414,453 in the third quarter and increased $75,093 to $983,496 for the nine months ended September 30, 2011 compared to the same periods in 2010 primarily as a result of increased advertising expenses. General and administrative expenses decreased $108,069, or 17%, to $529,585 in the third quarter and decreased $568,188, or 26%, to $1,578,059 for the nine months ended September 30, of 2011 compared to the same periods in 2010 primarily as a result of a reduction in personnel and personnel related expenses.

At September 30, 2011, the Company had cash, cash equivalents, and other short-term investments of $1,114,840 compared to $284,165 at December 31, 2010, which increased primarily due to two private placements completed in 2011.

Fred Duffner, President and CEO of PacificHealth Laboratories, said, “We continued to make progress. Although total endurance sales for the three month period were flat year over year, we had strong growth in a number of our key channels: ecommerce sales were up 75%, sports specialty was up 32%, outdoor retailers were up 50% and international increased 26%. This growth was somewhat offset by the fact that our major retailers continue to reduce inventory in their supply chain. Additionally, the current period reflects a loss in revenues of approximately $36,000 from FORZE™ that we no longer market.”

Mr. Duffner added, “I am pleased to see continued momentum and sales from our newest products, 2ND SURGE® and ACCEL RECOVER™.  2ND SURGE and ACCEL RECOVER are now found in the top 1,000 GNC stores, and 2ND SURGE is also now carried by Vitamin

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Shoppe.  Consumer response, particularly to 2ND SURGE, has been gratifying.  One of our goals was to increase our presence on Facebook. We have over 3,600 fans on our Facebook page and that is up 400% since June. Another noteworthy success was the re-launch of ENDUROX® EXCEL® Workout Supplement.  At one time ENDUROX EXCEL was one of our largest and most profitable products. This year we reestablished distribution with our major retailers and we are seeing a significant increase in sales year over year.”

Mr Duffner concluded, “This continues to be a challenging environment. Cost of raw materials, particularly protein, is growing by double digits. However, in 2011 we made the necessary changes to position ourselves for growth. Our advertising and marketing campaigns have reestablished our brands with the endurance athlete. We introduced two new products and restarted our research program. We are far better positioned to grow our ecommerce business.  We are not yet where we want to be, but we are clearly moving toward that goal.”

About PacificHealth Laboratories. Inc.
PacificHealth Laboratories, Inc. (OTCQB: PHLI), a leading nutrition technology company, has been a pioneer in discovering, developing and commercializing patented, protein-based nutritional products that stimulate specific peptides involved in appetite regulation and that activate biochemical pathways involved in muscle performance and growth. PHLI’s principal areas of focus include sports performance and weight loss. To learn more, visit www.pacifichealthlabs.com.

Notice: This news release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements".  These statements can be identified by introductory words such as "expects," "plans," "will,, "estimates," "forecasts," "projects," or words of similar meaning and by the fact they do not relate strictly to historical or current facts.  Forward-looking statements frequently are used in discussing new products and their potential.  Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such general economic conditions, consumer product acceptance and competitive products, and others of which are not.  No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

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SELECTED FINANCIAL DATA:

PACIFICHEALTH LABORATORIES, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
(UNAUDITED)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
Revenues:
Net product sales	$1,971,624	$1,999,489	$5,948,461	$6,204,060

Cost of goods sold	1,120,865	1,123,711	3,332,367	3,369,381

Gross profit	850,759	875,778	2,616,094	2,834,679

Operating expenses:
Sales and marketing	414,453	324,056	983,496	908,403
General and administrative (Includes related party consulting
of $48,000, $22,000, $139,000 and $22,000, respectively)	529,585	637,654	1,578,059	2,146,247
Research and development	16,141	-	40,936	-
	960,179	961,710	2,602,491	3,054,650

(Loss) income before other (expense) income and
provision for income taxes	(109,420)	(85,932)	13,603	(219,971)

Other (expense) income:
Other income	-	-	2,100	4,000
Interest income	112	286	391	791
Interest expense	(7,367)	(1,725)	(13,770)	(4,696)
	(7,255)	(1,439)	(11,279)	95

(Loss) income before provision for income taxes	(116,675)	(87,371)	2,324	(219,876)

Provision for income taxes	-	-	-	-

Net (loss) income	$(116,675)	$(87,371)	$2,324	$(219,876)

Basic (loss) income per share	$(0.01)	$(0.01)	$0.00	$(0.01)

Diluted (loss) income per share	$(0.01)	$(0.01)	$0.00	$(0.01)

Weighted average common shares - basic	20,865,257	16,366,561	19,100,056	16,032,559

Weighted average common shares - diluted	20,865,257	16,366,561	19,330,073	16,032,559

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PACIFICHEALTH LABORATORIES, INC.
BALANCE SHEETS
(UNAUDITED)

ASSETS
	September 30,	December 31,
	2011	2010
Current assets:
Cash and cash equivalents	$1,039,840	$134,165
Other short-term investments	75,000	150,000
Accounts receivable, net	728,414	416,722
Inventories, net	711,596	596,317
Prepaid expenses	124,726	64,780
Total current assets	2,679,576	1,361,984

Property and equipment, net	26,939	52,531

Deposits	10,895	10,895

Total assets	$2,717,410	$1,425,410

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Line of credit	$37,500	$75,000
Notes payable	39,354	20,670
Accounts payable and accrued expenses (Includes related
party of $48,000 and $11,000, respectively)	872,507	713,184
Deferred revenue	65,801	60,836
Total current liabilities	1,015,162	869,690

Stockholders' equity:
Common stock, $.0025 par value; authorized
50,000,000 shares; issued and outstanding:
20,865,257 and 16,485,257 shares, respectively	52,163	41,213
Additional paid-in capital	21,296,223	20,162,969
Accumulated deficit	(19,646,138)	(19,648,462)

	1,702,248	555,720

Total liabilities and stockholders' equity	$2,717,410	$1,425,410

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